Exhibit 99.1

The Habit Restaurants, Inc. Announces Appointment of Douglas Branigan as Chief Development Officer

IRVINE, CA, April 17, 2017 – The Habit Restaurants, Inc. (Nasdaq:HABT) (“The Habit”), today announced the appointment of Douglas R. Branigan as Chief Development Officer, effective April 17, 2017.

“We are pleased to welcome Doug to the Habit team, who brings with him more than 20 years of leadership in restaurant operations and development. His experience will be a valuable asset to us as we continue to expand throughout the U.S.,” said Russ Bendel, President and Chief Executive Officer of The Habit Restaurants, Inc.

Prior to joining the Habit, Mr. Branigan served as Chief Development Officer for Black Bear Diner, Inc.. Prior to Black Bear he was the Chief Operating Officer for Sprinkles Cupcakes and Senior Vice President of Franchise Operations for Smashburger. He also worked in various operating roles at Mimi’s Café, Morton’s of Chicago and Chart House Enterprises. Mr. Branigan earned his Bachelor of Arts in history from Colorado State University.

About The Habit Restaurants, Inc.

The Habit Burger Grill is a burger-centric, fast casual restaurant concept that specializes in preparing fresh, made-to-order chargrilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade albacore tuna cooked over an open flame. In addition, it features fresh made-to-order salads and an appealing selection of sides, shakes and malts. The Habit was named the “best tasting burger in America” in July 2014 in a comprehensive survey conducted by one of America’s leading consumer magazines. The first Habit opened in Santa Barbara, California in 1969. The Habit has since grown to over 175 restaurants in 10 states throughout California, Arizona, Utah, New Jersey, Florida, Idaho, Virginia, Nevada, Washington and Maryland as well as two international locations. More information is available at www.habitburger.com.

Contacts

Investors:

(949) 943-8692

HabitIR@habitburger.com

Media:

(949) 943-8691

Media@habitburger.com